AMENDMENT TO
SHAREHOLDER AGREEMENTS
OPTION SHARES
This Amendment to Shareholder Agreements - Option Shares (this “Amendment”) is made as of October 3, 2011 between Alon Assets, Inc., a Delaware corporation and Alon USA Operating, Inc., a Delaware corporation (each a “Company” and collectively, the “Companies”), Alon USA Energy, Inc., a Delaware corporation (“Alon Energy”) and Joseph A. Concienne (the “Shareholder”).
WHEREAS, each Company and Shareholder entered into a certain Shareholder Agreement - Option Shares, dated as of February 5, 2001 (collectively, the “Shareholder Agreements”), which set forth the rights and obligations of such Company and Shareholder with respect to shares of common stock of such Company to be acquired by Shareholder pursuant to the exercise of stock options; and
WHEREAS, Alon Energy, the Companies and Shareholder have agreed to exchange Shareholder's Capital Stock in each Company with shares of common stock, par value $0.01 per share of Alon Energy (the “Alon Energy Common Stock”) on the terms and at the times set forth herein; and
WHEREAS, Alon Energy, the indirect parent company of each Company, will benefit from this Amendment and acknowledges and agrees to the terms set forth herein.
NOW, THEREFORE, the parties agree as follows:

1.	The following text is added as new Section 9 to each Agreement:
9.    Share Exchange and Repurchase.
(a)    Share Exchange. Alon Energy and the Companies and Shareholder agree to exchange Shareholder's Capital Stock in each Company for shares of Alon Energy Common Stock at the times and in accordance with the terms of this Section 9. Subject to the provisions of Section 9(b) below, on each Exchange Date (as set forth in the table below) Shareholder will exchange shares of Shareholder's Capital Stock in each Company for shares of Alon Energy Common Stock (the “Exchange Shares”).
(b)    Payment in lieu of Exchange Shares. Prior to each Exchange Date, Shareholder may provide notice to Alon Energy and the Companies that Shareholder elects to receive a payment in lieu of receiving up to one-third of the number of Exchange Shares it is entitled to receive on such Exchange Date (the “Non-Exchange Shares”). Provided that Alon Energy and each Company can make such a payment under its credit facilities, Shareholder will receive a payment in lieu of receiving the Exchange Shares (the “Exchange Payment”) equal to (i) the number of Non-Exchange Shares (such amount not to exceed one-third of the number of Exchange Shares as detailed in the table below) multiplied by (ii) the closing price of Alon Energy Common Stock on the date immediately preceding the applicable Exchange Date. Within 5 days of the Exchange Date Shareholder will receive the Exchange Payment or a notice from Alon Energy or the Companies that such payment cannot be made, or cannot be made in full, because of restrictions in its credit facilities and that the Exchange Shares will be delivered to the Shareholder pursuant to Section 9(a). If any portion of the Exchange Payment is permitted under the credit facilities such portion will be paid to the Shareholder and Exchange Shares will be delivered to the Shareholder to account for the difference. Provided further, if two or more shareholders provide notice electing to receive an Exchange Payment and such payments together cannot be made in full because of restriction in the credit facilities, a pro-rata reduction in the payment will be made to each such Shareholder's Exchange Payment amount and Exchange Shares will be delivered to the shareholders to account for the difference. At all times prior to the exchange of Capital Stock of the Companies pursuant to this Section 9(c), Shareholder shall remain the owner of such shares of Capital Stock, entitled to the rights and privileges accruing thereto.
(c)    Registration Rights Agreement. In accordance with the terms of that certain Registration Rights Agreement between Shareholder and Alon Energy, the issuance by Alon Energy of Exchange Shares or any other shares of Alon Energy Common Stock pursuant to the Shareholder Agreements, Alon Energy will register such shares for resale.
(d)    Shareholder Approval. Notwithstanding the foregoing, any issuance of Alon Energy Common Stock to Shareholder, when combined with prior issuances of Alon Energy Common Stock to Shareholder pursuant to the terms of this Shareholder Agreement, which exceeds 1% of the amount Alon Energy Common Stock outstanding, is subject to the approval by a majority of the shareholders of Alon Energy.

Exchange Date	Number of Shares of Capital Stock of Assets to be Exchanged	Number of Shares of Capital Stock of Operating to be Exchanged	Number of shares of Alon Energy Common Stock to be Exchanged (the “Exchange Shares”)	Maximum Number of Non-Exchange Shares
October 11, 2011	673.07	252.73	125,903.53	41,967.84
October 11, 2012	673.07	252.73	125,903.53	41,967.84
October 11, 2013	673.06	252.74	125,903.52	41,967.84
Total:	2,019.20	758.20	377,710.58	125,903.52

1.	The following text is added as new Section 10 to each Agreement:
10.    Dividends. In the event that dividends are paid on shares of Alon Energy Common Stock (the “ALJ Dividend”), and proportionate dividends are not paid with respect to the Capital Stock of either Company (on an aggregate basis), the Shareholder shall receive an amount equal to the difference between (I) (a)(i) 377,710.58 minus (ii) the total number of Exchange Shares previously received by Shareholder (including any Exchange Shares the Shareholder has received an Exchange Payment for) multiplied by (b) the per share amount of the ALJ Dividend and (II) the dollar amount of dividends received with respect to the Capital Stock of either Company (the “Make Whole Payment”). Within 10 days of the payment of the ALJ Dividend, Shareholder will receive the Make Whole Payment or a notice from Alon Energy or the Company that such payment cannot be made, or cannot be made in full, because of restrictions in its credit facilities and that a number of shares of Alon Energy Common Stock (the “Make Whole Shares”) equal to the Make Whole Payment divided by the closing price of Alon Energy Common Stock on the date immediately preceding the applicable ALJ Dividend payment date will be delivered to the Shareholder in lieu thereof. If any portion of the Make Whole Payment is permitted under the credit facilities such portion will be paid to the Shareholder and Make Whole Shares will be delivered to the Shareholder to account for the difference.
Except as specifically modified hereby, the terms and conditions of the Shareholder Agreements shall remain in full force and effect. Initially capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Shareholder Agreements.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date first written above.

ALON ASSETS, INC.
By:	/s/ David Wiessman
Name: David Wiessman
Title: Executive Chairman of the Board of Directors

ALON USA OPERATING, INC.
By:	/s/ David Wiessman
Name: David Wiessman
Title: Executive Chairman of the Board of Directors

ALON USA ENENERGY, INC.
By:	/s/ David Wiessman
Name: David Wiessman
Title: Executive Chairman of the Board of Directors

By:	/s/ Joseph A. Concienne
Joseph A. Concienne